INTERCARDIA, INC.
                                P.O. BOX 14287
                             3200 EAST HIGHWAY 54
                         CAPE FEAR BUILDING, SUITE 300
                 RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 11, 1999
                   ----------------------------------------
TO THE STOCKHOLDERS OF INTERCARDIA, INC.:

     The Annual Meeting of Stockholders (the "Meeting") of Intercardia, Inc. ("Intercardia") will be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, March 11, 1999 at 9:00 a.m., for the following purposes:

   1. To elect a board of five directors;

   2. To approve an amendment to Intercardia's 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 100,000 shares to 200,000 shares;

   3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of Intercardia for the fiscal year ending September 30, 1999; and

   4. To act upon such other matters as may properly come before the meeting or any adjournments thereof.

The foregoing items are more fully described in the attached Proxy Statement.

The Board of Directors has fixed the close of business on January 21, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders of Intercardia entitled to vote at the Meeting will be available for examination by a stockholder at Intercardia's office, for the ten days prior to the Meeting and during normal business hours. All such stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Meeting may vote in person, even if such stockholder returned a proxy.

Intercardia's Proxy Statement and proxy is submitted herewith along with Intercardia's Annual Report to Stockholders for the fiscal year ended September 30, 1998.


                      IMPORTANT -- YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, STOCKHOLDERS ARE URGED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                             By Order of the Board of Directors




                                             RICHARD W. REICHOW
                                             EXECUTIVE VICE PRESIDENT,
                                             CHIEF FINANCIAL OFFICER,
                                             TREASURER AND SECRETARY

Research Triangle Park,
North Carolina
January 28, 1999

                               INTERCARDIA, INC.
                                P.O. BOX 14287
                             3200 EAST HIGHWAY 54
                         CAPE FEAR BUILDING, SUITE 300
                 RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                MARCH 11, 1999

                INFORMATION CONCERNING SOLICITATION AND VOTING


     The enclosed proxy is solicited by the Board of Directors (the "Board") of Intercardia, Inc., a Delaware corporation ("Intercardia"), for use at Intercardia's Annual Meeting of Stockholders to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, at 9:00 a.m. on Thursday, March 11, 1999, and any adjournments thereof (the "Meeting"). The cost of soliciting proxies will be borne by Intercardia. In addition to solicitation of proxies by mail, employees of Intercardia, without extra remuneration, may solicit proxies personally or by telephone. Intercardia will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Intercardia is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this Proxy Statement and accompanying proxy card will be mailed to stockholders on or about February 4, 1999.


REVOCABILITY OF PROXIES

     Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Intercardia (Attention: Richard W. Reichow, Corporate Secretary), or by attending the Meeting and voting in person.


VOTING

     When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

   1. FOR the election of the five nominees for director identified below;

   2. FOR approval of the amendment to the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 100,000 shares to 200,000 shares;

   3. FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as independent auditors of Intercardia for the fiscal year ending September 30, 1999; and

   4. In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.


RECORD DATE

     Only the holders of record of Intercardia's Common Stock at the close of business on the record date, January 21, 1999 (the "Record Date"), are entitled to notice of and to vote at the Meeting. On the Record Date, 7,304,453 shares of Common Stock were outstanding. Stockholders will be entitled to one vote for each share of Common Stock held on the Record Date.

                   PROPOSAL NO. 1 -- ELECTIONS OF DIRECTORS

NOMINEES

     Intercardia's By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater then seven. The number of directors currently authorized is five. Therefore, that number of directors are to be elected, each to serve for one year, or until the election and qualification of his successor, or until his earlier death, removal or resignation.

     It is intended that proxies, not limited to the contrary, will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Intercardia.



NAME OF NOMINEE                     AGE   DIRECTOR SINCE
---------------------------------- ----- ---------------
  Clayton I. Duncan ..............  49        1995
  Glenn L. Cooper, M.D. ..........  46        1994
  Joseph J. Ruvane, Jr. ..........  73        1995
  David B. Sharrock ..............  62        1995
  Edgar H. Schollmaier ...........  65        1998

     CLAYTON I. DUNCAN has been President, Chief Executive Officer and a director of Intercardia since January 1995. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation ("Sphinx"), a biopharmaceutical company which was acquired by Eli Lilly and Company ("Lilly") in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From 1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development in wound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc. ("Aeolus"), CPEC, Inc. ("CPEC"), and Renaissance Cell Technologies, Inc., all of which are majority-owned subsidiaries of Intercardia. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill.

     GLENN L. COOPER, M.D. has been Chairman of the Board of Directors of Intercardia since March 1994. He was President and Chief Executive Officer of Intercardia from March 1994 to January 1995. Since May 1993, Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron Pharmaceuticals, Inc. ("Interneuron"), which owns approximately 62% of Intercardia's outstanding Common Stock. Dr. Cooper was the Chairman of the Board of Directors, acting President and Chief Executive Officer of Transcell Technologies, Inc. ("Transcell") from March 1996 until Intercardia acquired Transcell in May 1998. He was President and Chief Executive Officer of Progenitor, Inc. ("Progenitor"), a minority owned subsidiary of Interneuron, from September 1992 to June 1994. Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx from 1990 to 1992. Prior to that time and since 1985, he was associated with Lilly, from 1987 to 1990 as Director, Clinical Research, Europe, of Lilly Research Center Limited, and from 1986 to 1987 as International Medical Advisor, Regulatory Affairs, Chemotherapy Division at Lilly Research Laboratories. Dr. Cooper is a director of Genta Incorporated, a biotechnology company, Aeolus, Progenitor and InterNutria, Inc., a privately held majority-owned subsidiary of Interneuron. Dr. Cooper received his M.D. from Tufts University School of Medicine.

     JOSEPH J. RUVANE, JR. has been a director of Intercardia since May 1995. Mr. Ruvane was a director of Sphinx from 1989 to 1994, serving as its Chairman of the Board from 1990 to 1994. From 1988 to 1990, Mr. Ruvane served as Vice Chairman of the Board of Directors of Glaxo, Inc. ("Glaxo"), a multinational pharmaceutical company. From 1981 to 1988 he served as President and Chief Executive Officer of Glaxo. Mr. Ruvane also serves as a director of Connetics Corporation, a biotechnology company, and Southern Research Institute, a non-profit contract research organization, and as Chairman of the Board of Pozen, Inc., a privately held drug development company.

     DAVID B. SHARROCK has been a director of Intercardia since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multinational pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director, and in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of Interneuron and Cincinnati Bell Inc.

     EDGAR H. SCHOLLMAIER has been a director of Intercardia since May 1998. Mr. Schollmaier is Chairman of Alcon Laboratories, Inc. ("Alcon"), a wholly owned subsidiary of Nestle` SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. He serves as a director of DENTSPLY International, Inc., a dental products company, and Stevens International Inc., a printing and packaging company. In addition, he is a Regent of Texas Christian University and a director of the University of Cincinnati Foundation, the Cook Children's Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.


INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The business of Intercardia is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Intercardia. During the fiscal year ended September 30, 1998, the Board of Directors held six formal meetings, excluding actions by unanimous written consent. Each member of the Board attended all of the fiscal 1998 meetings of the Board of Directors and Board committees of which he was a member.

     The Board of Directors has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Board has no Nominating Committee. The Audit Committee currently consists of Mr. Ruvane, Mr. Sharrock and Mr. Schollmaier. During fiscal 1998, the Audit Committee held two formal meetings. The Audit Committee reviews the results and scope of the audit and other services provided by Intercardia's independent public accountants. The Compensation Committee currently consists of Dr. Cooper, Mr. Ruvane and Mr. Sharrock. During fiscal 1998, the Compensation Committee held five formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Intercardia, and determines the amount and type of equity incentives granted to participants in Intercardia's 1994 Stock Option Plan (the "Option Plan").


VOTE REQUIRED

     The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of Intercardia. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on this proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

                    PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT
                   TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN

     Intercardia's 1995 Employee Stock Purchase Plan (the "ESPP") was adopted and approved by the Board of Directors in October 1995 and by the stockholders in November 1995. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). A total of 200,000 shares of Common Stock have been reserved for issuance under the ESPP, 100,000 of which are subject to stockholder approval at the Meeting. As of December 31, 1998, 42,447 shares of Common Stock had been purchased pursuant to the ESPP.

     The ESPP is administered by the Compensation Committee of the Board of Directors. Generally, each offering of Common Stock under the ESPP (an "Offering") is for a period of 12 months. Offerings under the ESPP commence on or about October 1 of each year. The first day of an Offering is the "Offering Date" for such Offering. The Board may adjust the Offering Dates and periods, subject to certain limitations. The ESPP will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the ESPP have been issued.

     Participation in the ESPP is limited to eligible employees of Intercardia and any parent or subsidiary corporation of Intercardia designated by the Board of Directors for inclusion in the ESPP (individually, a "Participating Company") who authorize payroll deductions. Payroll deductions may not exceed 10% of compensation. No person who owns shares or holds options to purchase, or who as a result of participation in the ESPP would own shares or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Intercardia is entitled to participate in the ESPP. In addition, employees who customarily work fewer than 20 hours per week or who customarily work not more than five months in any calendar year are not eligible to participate. Once an employee becomes a participant in the ESPP (a "Participant"), the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the ESPP or terminates employment.

     On the last day of each Purchase Period (the "Purchase Date"), Participants purchase shares of Intercardia's Common Stock ("Shares") with their accumulated payroll deductions. The purchase price per share (the "Purchase Price") at which the Shares are sold under the ESPP generally will be 85% of the lesser of the fair market value of the Common Stock on the first day of the Offering or the Purchase Date. The ESPP provides that if the fair market value of the Common Stock on a Purchase Date other than the final Purchase Date of an Offering is less than the fair market value of the Common Stock on the Offering Date for such Offering, then every Participant, unless such Participant otherwise elects in accordance with the ESPP, shall automatically be withdrawn from such Offering at the end of such Purchase Date and after the acquisition of shares for such Purchase Period and be enrolled in the next Offering commencing subsequent to such Purchase Period.

     The number of Shares a Participant purchases in each Offering is determined by dividing the total amount of payroll deductions withheld from the Participant's compensation by the Purchase Price. Subject to certain limitations, during an Offering each Participant has a "Purchase Right" consisting of the right to purchase the lesser of the whole number of shares determined by dividing $50,000 by the fair market value of a share on the first day of the Offering or 10,000 shares. However, Participants may not purchase shares under the ESPP or any other Company plan under Section 423 of the Code having a fair market value exceeding $25,000 (as determined for purposes of the Code as of the Offering Date for each ESPP Offering Period) in any calendar year in which such Participant's Purchase Right with respect to such ESPP Offering Period remains outstanding. Any cash balance remaining in the Participant's account is refunded to the Participant as soon as practicable after the Purchase Date. If the refund is less than the amount necessary to purchase a whole share, Intercardia may maintain cash in the Participant's account and apply it toward the purchase of shares in the subsequent Purchase Period or ESPP Offering.

     A Participant may withdraw from an ESPP Offering at any time without affecting his or her eligibility to participate in future ESPP Offerings. In effect, therefore, a Participant is given an option which he or she may or may not exercise at the end of a Purchase Period. However, once a Participant withdraws from an ESPP Offering, that Participant may not again participate in the same ESPP Offering.

     In the event of a transfer of control of Intercardia (as defined in the ESPP), the Board of Directors may arrange with the surviving, continuing, successor or purchasing corporation, or parent corporation thereof (the "Acquiring Corporation"), to assume Intercardia's rights and obligations under the ESPP. Purchase Rights which are neither assumed by the Acquiring Corporation nor exercised as of the transfer of control terminate as of the date of the transfer of control.

     The Board may amend or terminate the ESPP but may not affect Purchase Rights previously granted under the ESPP or adversely affect the right of any Participant except as permitted by the ESPP, as necessary to qualify the ESPP as an "employee stock purchase plan" pursuant to Section 423 of the Code or to obtain qualification or registration of the shares under applicable foreign, federal or state securities laws, and provided further that amendments with respect to options granted to persons subject to
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), cannot be made more frequently than once every six months. The stockholders must approve any amendment increasing the shares reserved or changing the class of employees eligible for participation in the ESPP or the definition of a corporation that may be designated by the Board as a Participating Company within 12 months of the adoption of such amendment by the Board. In addition, the stockholders must approve an amendment to the ESPP if stockholder approval is necessary in order to comply with Rule 16b-3 promulgated under Section 16 of the Exchange Act.

     Of the 100,000 shares subject to stockholder approval, the amount to be received by any Participant is not determinable at this time.


FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide under current law as to the United States federal income tax consequences of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. This summary assumes that the exercise of a Purchase Right under the ESPP constitutes an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code.

     PURCHASE RIGHTS. Generally, there are no tax consequences to an employee of either becoming a Participant in the ESPP or purchasing Shares under the ESPP. The tax consequences of a disposition of Shares vary depending on the period such stock is held before its disposition. If a Participant disposes of Shares within two years of the Offering Date or within one year after the Purchase Date on which the Shares are acquired (a "disqualifying disposition"), the Participant recognizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Shares on the Purchase Date (determined without regard to securities law restrictions) over the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the Participant from the disposition of the Shares is a capital gain or loss.

     If the Participant disposes of Shares more than two years after the Offering Date or more than one year after the Purchase Date on which the Shares are acquired, or dies while holding Shares (whether or not within such period) the Participant recognizes ordinary income in the year of disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the Shares on the date of disposition or death over the purchase price or (2) the excess of the fair market value of the Shares on the Offering Date over the purchase price. For this purpose, if the purchase price cannot be determined at the date of the option grant, then the purchase price is determined as though the option were exercised when granted. Any additional gain recognized by the Participant on the disposition of the Shares is a capital gain. If the fair market value of the Shares on the date of disposition is less than the purchase price (as so determined), there is no ordinary income, and the loss recognized is a capital loss.

     If an employee disposes of the Shares in a disqualifying disposition, Intercardia is entitled to a deduction equal to the amount of ordinary income recognized by the Participant as a result, subject to the Section 162(m) Deduction Limit discussed below. In all other cases, no deduction is allowed Intercardia.

     SECTION 162(M) DEDUCTION LIMIT. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation (the "Covered Employees") is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994 (the "Deduction Limit"). Income to a Covered Employee under the ESPP is subject to the Deduction Limit.


PROPOSED AMENDMENT

     In December 1998, the Board of Directors adopted an amendment to the ESPP to increase the number of shares reserved for issuance thereunder from 100,000 shares to 200,000 shares (the "Share Amount Amendment").

     At the Meeting, the stockholders are being asked to approve the above-described amendment to the ESPP to increase the number of shares authorized for issuance thereunder from 100,000 shares to 200,000 shares. The Board of Directors believes that increasing the number of shares available under the ESPP will benefit Intercardia as it will provide Participants with more opportunities to purchase shares pursuant to the ESPP, which will be helpful in attracting, retaining and motivating valued employees.

VOTE REQUIRED

     The affirmative vote of the holder of a majority of the shares of Intercardia's Common Stock present or represented and voting on this proposal at the Meeting will be required to approve the Share Amount Amendment. Votes withheld on this proposal will be counted for purposes of determining the presence or absence of a quorum for the transaction of business and will be treated as shares represented and voting on this proposal at the Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Intercardia believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on this proposal at the Meeting. In the absence of controlling precedent to the contrary, Intercardia intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposal. In a 1988 case, BERLIN V. EMERALD PARTNERS, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to this proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve this proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

      PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors of Intercardia has appointed the firm of PricewaterhouseCoopers LLP, Raleigh, North Carolina ("PricewaterhouseCoopers") to serve as the independent auditors of Intercardia for the fiscal year ending September 30, 1999, and recommends that the stockholders ratify such action. PricewaterhouseCoopers has audited the accounts of Intercardia and its subsidiaries (collectively, the "Company") since Intercardia's inception in March 1994 and has advised Intercardia that it does not have, and has not had, any direct or indirect financial interest in Intercardia or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PricewaterhouseCoopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the shares of Intercardia's Common Stock present or represented and voting on this proposal at the Meeting shall constitute ratification of the appointment of PricewaterhouseCoopers. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Board of Directors will reconsider its selection.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF INTERCARDIA FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of shares of Intercardia's Common Stock as of the Record Date by (i) each person known by Intercardia to beneficially own more that 5% of the outstanding shares of Common Stock, (ii) each director of Intercardia, (iii) each of the Named Officers, as listed under " -- Executive Compensation -- Summary Compensation" below, and (iv) all directors and executive officers of Intercardia as a group.



                                                                    BENEFICIALLY   PERCENTAGE
                                                                      OWNED(1)      OWNED(2)
                                                                   -------------- -----------
Interneuron Pharmaceuticals, Inc. ................................    4,511,084       61.8%
   One Ledgemont Center
   99 Hayden Avenue
   Lexington, Massachusetts 02421
Glenn L. Cooper, M.D. (3) ........................................    4,515,802       61.8%
   One Ledgemont Center
   99 Hayden Avenue
   Lexington, Massachusetts 02421
Clayton I. Duncan (4) ............................................      349,182        4.6%
Joseph J. Ruvane, Jr. (5) ........................................       15,109           *
David B. Sharrock (6) ............................................       16,166           *
Edgar H. Schollmaier (7) .........................................          971           *
David P. Ward, M.D. (8) ..........................................      128,978        1.7%
Richard W. Reichow (9) ...........................................      134,997        1.8%
Michael J. Sofia (10) ............................................        8,568           *
John P. Richert (11) .............................................       35,006           *
All directors and executive officers as a group (11 persons) (12)     5,238,958       65.9%

---------
     * Less than one percent

(1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock indicated below.

(2) As of the Record Date, Intercardia has 7,304,453 shares of Common Stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of Common Stock owned by such person but not for purposes of computing percentage owned by any other person.

(3) Consists of 4,511,084 shares held by Interneuron, 739 shares held by Dr. Cooper and 3,979 shares issuable upon exercise of options held by Dr. Cooper. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.

(4) Includes 18,127 shares owned by Mr. Duncan, 50,000 shares owned by Mr. Duncan's children, and 281,055 shares issuable upon exercise of options held by Mr. Duncan. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

(5) Includes 3,000 shares owned and 12,109 shares issuable upon exercise of options held by Mr. Ruvane.

(6) Includes 1,000 shares owned and 15,166 shares issuable upon exercise of options held by Mr. Sharrock.

(7) Consists of shares issuable upon exercise of options held by Mr.
    Schollmaier.

(8) Includes 813 shares owned and 128,165 shares issuable upon exercise of options held by Dr. Ward.

(9) Includes 7,532 shares owned and 127,465 shares issuable upon exercise of options held by Mr. Reichow.

(10) Includes 408 shares owned and 8,160 shares issuable upon exercise of options held by Dr. Sofia.

(11) Includes 3,341 shares owned and 31,665 shares issuable upon exercise of options held by Mr. Richert.

(12) See footnotes (3)-(11). Also includes 2,514 shares owned and 31,665 shares issuable upon exercise of options held by the two executive officers who are not Named Officers.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION

     The following table sets forth all compensation earned for services rendered to Intercardia in all capacities for the fiscal years ended September 30, 1998, 1997 and 1996, by Intercardia's Chief Executive Officer and by the four other most highly compensated executive officers who earned at least $100,000 in the respective fiscal year (collectively, the "Named Officers").


                           SUMMARY COMPENSATION TABLE



                                                                          LONG TERM
                                              ANNUAL COMPENSATION    COMPENSATION AWARDS
                                             ---------------------- --------------------
NAME AND                             FISCAL                             STOCK OPTIONS        ALL OTHER
PRINCIPAL POSITION                    YEAR      SALARY      BONUS         (SHARES)        COMPENSATION(1)
----------------------------------- -------- ----------- ---------- -------------------- ----------------
Clayton I. Duncan,                   1998     $295,225    $ 78,652       235,877 (2)          $2,791
 President and Chief                 1997      275,600      95,400            --               3,345
 Executive Officer                   1996      251,667     112,500       139,241               1,555
David P. Ward, M.D.,                 1998      221,250      44,520       140,000 (2)           3,657
 Executive Vice President,           1997      207,000      54,000        20,000               3,134
 Research & Development              1996      193,750      37,000        20,000               1,364
Richard W. Reichow,                  1998      212,250      46,825       140,000 (2)           2,811
 Executive Vice President,           1997      196,650      52,725        20,000               3,192
 Chief Financial Officer,            1996      173,333      30,000        20,000               1,600
 Treasurer and Secretary
Michael J. Sofia,                    1998      149,189      13,125       101,424 (2)             698
 Vice President,
 Intercardia Research Laboratories
John P. Richert,                     1998      119,083      18,262        59,000 (2)           1,126
 Vice President,                     1997      107,083      17,280        10,000               1,245
 Market Development

---------
(1) Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.

(2) See " -- Option Grants, Exercises and Holdings and Fiscal Year-End Option Values."


     MANAGEMENT INCENTIVE PLAN

     The Compensation Committee and the Board of Directors has approved a Management Incentive Plan ("MIP") for the executive officers of Intercardia. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 1997 ("Calendar 1997") and the calendar year ended December 31, 1998 ("Calendar 1998"), the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for Calendar 1998 have been evaluated and measured, and cash payments were made to the executive officers in January 1999.

 OPTION GRANTS, EXERCISES AND HOLDINGS AND FISCAL YEAR-END OPTION VALUES

   The following table summarizes all option grants during fiscal year ended
                  September 30, 1998 to the Named Officers:


           OPTION GRANTS DURING FISCAL YEAR ENDED SEPTEMBER 30, 1998



                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                           NUMBER                                                     ANNUAL RATES OF STOCK
                          OF SHARES        % OF TOTAL      EXERCISE                  PRICE APPRECIATION FOR
                         UNDERLYING     OPTIONS GRANTED    OR BASE                       OPTION TERM(2)
                           OPTIONS      TO EMPLOYEES IN   PRICE PER   EXPIRATION -------------------------------
   NAME                    GRANTED        FISCAL 1998      SHARE(1)      DATE          5%              10%
                      ---------------- ----------------- ----------- ----------- -------------- ----------------
Clayton I. Duncan           1,632  (3)         0.1%      $   3.190     3/20/07     $34,723        $  55,107
                            4,080  (4)         0.3%         11.030     5/17/06      50,808           94,165
                           43,422  (5)         2.7%         16.875     2/12/08     460,820 (5)    1,167,809 (5)
                            4,080  (4)         0.3%          8.000     5/17/06      15,065           35,862
                          130,266  (6)         8.2%          8.000     9/18/06     506,445        1,216,990
                           43,422  (7)         2.7%          8.000     2/12/08     205,380          513,382
                            8,975  (8)         0.6%          8.000      2/1/06      31,676           74,813
David P. Ward, M.D.        20,000  (5)         1.3%         16.875     2/12/08     212,252 (5)      537,888 (5)
                           60,000  (9)         3.8%          8.000      8/6/08     301,869          764,996
                           20,000 (10)         1.3%          8.000     2/12/08      94,597          236,462
                           20,000 (11)         1.3%          8.000     2/19/07      82,701          201,079
                           20,000 (12)         1.3%          8.000     6/13/06      74,693          178,172
Richard W. Reichow         20,000  (5)         1.3%         16.875     2/12/08     212,252 (5)      537,888 (5)
                           60,000  (9)         3.8%          8.000      8/6/08     301,869          764,996
                           20,000 (10)         1.3%          8.000     2/12/08      94,597          236,462
                           20,000 (11)         1.3%          8.000     2/19/07      82,701          201,079
                           20,000 (12)         1.3%          8.000     6/13/06      74,693          178,172
Michael J. Sofia            3,264 (13)         0.2%          3.190     3/20/07      69,447          110,214
                            8,160  (3)         0.5%         11.030     5/17/06     101,615          188,329
                           45,000  (5)         2.8%         15.875      5/8/08     449,267 (5)    1,138,530 (5)
                           45,000 (14)         2.8%          8.000      5/8/08     219,467          552,297
John P. Richert            10,000  (5)         0.6%         16.875     2/12/08     106,126 (5)      268,944 (5)
                           10,000 (15)         0.6%          8.000     2/12/08      47,299          118,231
                           10,000 (16)         0.6%          8.000     2/19/07      41,350          100,539
                           24,000 (17)         1.5%          8.000     9/18/06      93,307          224,216
                            5,000 (18)         0.3%          8.000     6/13/06      18,673           44,543

---------
(1) The exercise price may be paid in cash or a check to the order of Intercardia, or by any other means determined by the Board of Directors.

(2) The compounding assumes the full remaining exercise period for all option grants. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

(3) These fully vested options were issued in May 1998 as replacement stock options for stock options of Transcell pursuant to the terms of the merger between Intercardia and Transcell (the "Transcell Merger").

(4) These options were issued in May 1998 as replacement stock options for stock options of Transcell held by Mr. Duncan prior to the Transcell Merger. In August 1998, these options were repriced and the vesting period was extended to vest 16.7% in February 1999, and the remainder in equal installments over a 26-month period commencing in March 1999.

(5) Subsequent to the date of issuance, this option was surrendered by the named recipient and canceled in exchange for an option to purchase the same number of shares represented by this option at an exercise price equal to the fair market value of the shares on August 8, 1998.

(6) These options were originally granted in September 1996 and were repriced in August 1998. The vesting period was extended to vest 16.7% in February 1999, and the remainder in equal installments over a 26-month period commencing in March 1999.

(7) These options were originally granted in February 1998 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in February 2001.

(8) These options were originally granted in February 1996 and were repriced in August 1998. The vesting period was extended and the options are exercisable at 16.7% in February 1999, and the remainder in equal monthly installments over a 26-month period commencing in March 1999.

(9) These options were granted in August 1998 and are exercisable in equal installments over a 36-month period commencing in September 1998.

(10) These options were originally granted in February 1998 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in April 1999.

(11) These options were originally granted in February 1997 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in April 1999.

(12) These options were originally granted in June 1996 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in April 1999.

(13) These options were issued in May 1998 as replacement stock options for stock options of Transcell held by Dr. Sofia. These options will vest in three equal annual installments commencing upon the earlier of March 20, 2002 or one year after the date a corporate transaction is signed in which a third party commits to a minimum of $6 million in research support and other guaranteed payments covering a combinatorial chemistry program.

(14) These options were originally granted in May 1998 and were repriced in August 1998. The vesting period was extended and the options are exercisable in four equal annual installments commencing in August 1999.

(15) These options were originally granted in February 1998 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in July 1999.

(16) These options were originally granted in February 1997 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in July 1999.

(17) These options were originally granted in September 1996 and were repriced in August 1998. The vesting period was extended to vest 16.7% in February 1999, and the remainder in equal monthly installments over a 26-month period commencing in March 1999.

(18) These options were originally granted in June 1996 and were repriced in August 1998. The options are exercisable in equal installments over a 36-month period commencing in July 1999.


     The following table sets forth certain information concerning all stock options exercises during the fiscal year ended September 30, 1998 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 1998:


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES



                                                          NUMBER OF                     VALUE OF
                                                    SECURITIES UNDERLYING             UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                         SHARES                     AT SEPTEMBER 30, 1998       AT SEPTEMBER 30, 1998(2)
                        ACQUIRED       VALUE    ----------------------------- ----------------------------
         NAME          ON EXERCISE  REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------- ------------ ------------ ------------- --------------- ------------- --------------
Clayton I. Duncan            --           --       253,189        186,743       $ 880,312      $     --
David P. Ward, M.D.       3,500       45,926        88,166        148,334         305,260       106,000
Richard W. Reichow        1,200        9,618        87,466        148,334         302,712       106,000
Michael J. Sofia             --           --         8,160         48,264              --         2,644
John P. Richert              --           --        27,000         58,000          90,000        30,000

---------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Value based on the difference between the fair market value of the shares of Common Stock at September 30, 1998 ($4.00), as quoted on the Nasdaq Stock Market, and the exercise price of the options.

REPORT ON REPRICING OF OPTIONS

     On August 6, 1998, the Compensation Committee and the Board approved resolutions giving current employees, directors and consultants the right to reset the exercise price of stock options held by them if the option's exercise price was greater than $11.00 per share (the "Option Repricing"). Each eligible optionee could keep his/her existing options, or elect to exchange the options on a one-for-one basis, with extended vesting terms, at $8.00 per share, which was the fair market value of Intercardia's Common Stock as of such date. This action was taken to help restore the incentive value of these options to the holders and to retain and motivate employees and consultants. The option holders elected to reprice options for 1,001,694 shares. The following table contains information concerning the repricing of options held by Named Officers during the portion of the last 10 years during which Intercardia was a reporting company under the Exchange Act.


                           TEN-YEAR OPTION REPRICING



                                    NUMBER OF
                                   SECURITIES   MARKET PRICE    EXERCISE                LENGTH OF ORIGINAL
                                   UNDERLYING     OF STOCK        PRICE        NEW         OPTION TERM
                        DATE OF      OPTIONS     AT TIME OF    AT TIME OF   EXERCISE   REMAINING AT DATE OF
         NAME          REPRICING    REPRICED      REPRICING     REPRICING     PRICE         REPRICING
--------------------- ----------- ------------ -------------- ------------ ---------- ---------------------
Clayton I. Duncan       8/6/98         4,080      $  8.00      $  11.030    $  8.00     7 years, 284 days
                        8/6/98         8,975         8.00         15.000       8.00     7 years, 179 days
                        8/6/98        43,422         8.00         16.875       8.00     9 years, 190 days
                        8/6/98       130,266         8.00         20.500       8.00     8 years, 43 days
David P. Ward, M.D.     8/6/98        20,000         8.00         16.875       8.00     9 years, 190 days
                        8/6/98        20,000         8.00         19.000       8.00     8 years, 197 days
                        8/6/98        20,000         8.00         32.000       8.00     7 years, 311 days
Richard W. Reichow      8/6/98        20,000         8.00         16.875       8.00     9 years, 190 days
                        8/6/98        20,000         8.00         19.000       8.00     8 years, 197 days
                        8/6/98        20,000         8.00         32.000       8.00     7 years, 311 days
Michael J. Sofia        8/6/98        45,000         8.00         15.875       8.00     9 years, 276 days
John P. Richert         8/6/98        10,000         8.00         16.875       8.00     9 years, 190 days
                        8/6/98        10,000         8.00         19.000       8.00     8 years, 197 days
                        8/6/98        24,000         8.00         20.500       8.00     8 years, 43 days
                        8/6/98         5,000         8.00         32.000       8.00     7 years, 311 days

                Submitted by:       The Compensation Committee

                                    GLENN L. COOPER, M.D., CHAIRMAN
                                    JOSEPH J. RUVANE, JR.
                                    DAVID B. SHARROCK


EMPLOYMENT AGREEMENTS

     In December 1997, Intercardia entered into a new three-year employment agreement with Mr. Duncan, replacing the prior three-year employment agreement that expired in January 1998. The agreement provides for an annual base salary and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or the Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Intercardia, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Board without just cause, Intercardia shall continue to pay, for a period of one year, Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

     In November 1998, Intercardia entered into new three-year employment agreements with each of Dr. Ward and Mr. Reichow, replacing their prior employment agreements. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. The agreements also provide that during their term and, unless the employee terminates his employment for cause, for a period of nine months thereafter, the employee will not compete with Intercardia, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Board without just cause, Intercardia shall continue to pay, for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

     In November and December 1998, Intercardia entered into three-year employment agreements with each of Mr. Richert and Dr. Sofia, respectively. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. The agreements also provide that during their term and, unless the employee terminates his employment for cause, for a period of six months thereafter, the employee will not compete with Intercardia, directly or indirectly. In the event that the employment of Mr. Richert or Dr. Sofia is terminated by the Board without just cause, Intercardia shall continue to pay Mr. Richert or Dr. Sofia, as the case may be, his base salary for a period of six months.


COMPENSATION OF DIRECTORS

     All directors are reimbursed for expenses incurred in connection with each Board or committee meeting attended. Each director who is not an employee of Intercardia or Interneuron receives a fee of $2,000 per Board meeting attended in person.

     In addition, the Option Plan provides for the grant of nonstatutory options to non-employee directors of Intercardia pursuant to a non-discretionary, automatic grant mechanism (the "Automatic Grant Program"). Each non-employee director of Intercardia ("Eligible Director") will be granted a stock option to purchase 5,000 shares of Intercardia Common Stock on the date each such person first becomes an Eligible Director. Each Eligible Director shall thereafter be granted automatically each year (except in the year his or her initial director stock option is granted) an option to purchase 3,000 shares of Intercardia Common Stock, as long as such director is a member of the Board. The exercise price of options granted under the Automatic Grant Program is the fair market value of Intercardia's Common Stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and will expire the earlier of 10 years after the date of grant or 90 days after termination of the director's service on the Board.

     On August 6, 1998, the Compensation Committee and the Board approved the Option Repricing. All of the directors were eligible to participate in the Option Repricing, and the following directors exchanged options pursuant to the Option Repricing for the following number of shares: Mr. Duncan (186,743 shares); Dr. Cooper (12,080 shares); Mr. Ruvane (16,000 shares); Mr. Sharrock (3,000 shares) and Mr. Schollmaier (5,000 shares). See " -- Report on Repricing of Options."


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Neither the material in this report, nor the performance graph included in this proxy statement under the heading " -- Performance Graph" (the "Performance Graph"), is soliciting material, is or will be deemed filed with the Securities and Exchange Commission or is or will be incorporated by reference in any filing of Intercardia under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

     The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Intercardia's executive officers. The Compensation Committee met five times during fiscal 1998 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Intercardia's compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 1998.


     COMPENSATION PHILOSOPHY

     Intercardia's compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Intercardia's long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

     Intercardia's total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

     o To attract and retain key executives critical to the long-term success of Intercardia;

     o To support a performance-oriented environment that rewards performance with respect to Intercardia's short-term and long-term financial goals;

     o To encourage maximum performance through the use of appropriate incentive programs; and

     o To align the interests of executives with those of Intercardia's stockholders by providing a significant portion of compensation in Intercardia's Common Stock.


     BASE SALARY

     The Compensation Committee annually reviews the base salary of each officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. The Compensation Committee has decided not to use the compensation information of the companies included in the CRSP Nasdaq Pharmaceuticals Stocks Index shown in the Performance Graph because most of the companies included in the index are larger than Intercardia and therefore the information is not considered to be comparable.


     MANAGEMENT INCENTIVE PLAN

     Intercardia has established the MIP to reward participants for their contributions to the achievement of Company-wide performance goals. Each year the Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of the Company's business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents it is 30% and for the other vice presidents it is 25%. An individual may earn from 0% to two times the MIP target percentage.

     For Calendar 1997 and Calendar 1998, Intercardia's corporate objectives focused primarily on the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. For Calendar 1997, the Company achieved a weighted average of 70% of its corporate objectives, as the bucindolol-related objectives were 90% satisfied and the other objectives were 50% satisfied.

     Company and individual performance for the Calendar 1998 objectives has been evaluated, and cash payments were made to the executive officers in January 1999. See " -- Executive Compensation -- Management Incentive Plan".


     STOCK OPTIONS

     The Option Plan offered by Intercardia has been established to provide all employees of Intercardia with an opportunity to share, along with stockholders of Intercardia, in the long-term performance of Intercardia. Stock options only have value to the employee if the price of Intercardia's stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

     Grants of stock options are generally made upon commencement of employment, with additional grants being made annually to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the various stock plans have vesting schedules of up to seven years and expire ten years from the date of grant. The exercise price of options granted under the Option Plan are usually 100% of fair market value of the Common Stock on the date of grant. See " -- Executive Compensation -- Option Grants, Exercises and Holdings and Fiscal Year -- End Option Values".

     On August 6, 1998, the Compensation Committee and the Board approved the Option Repricing. This action was taken to help restore the incentive value of these options to the holders and to retain and motivate employees and consultants. See " -- Report on Repricing of Options."


     CEO COMPENSATION

     Mr. Duncan's base salary and grants of stock options for fiscal 1998 were determined in accordance with the criteria described in the Base Salary and Stock Options sections of this report. The annual base salary of Mr. Duncan was set at $300,000 as of January 3, 1998. Mr. Duncan received a bonus of $78,652 in January 1998 pursuant to the MIP for Calendar 1997.


     CONCLUSION

     The Compensation Committee believes that Intercardia's compensation policies are structured to result in the highest level of performance from Intercardia's executives. By providing a significant portion of each executive's total potential compensation under the MIP and by providing each executive with a significant number of stock options, the Compensation Committee believes that it has closely aligned Intercardia executive's personal interests with those of the Company and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which the Company competes for executives.

                Submitted by:      The Compensation Committee
                                   GLENN L. COOPER, M.D., CHAIRMAN
                                   JOSEPH J. RUVANE, JR.
                                   DAVID B. SHARROCK


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Dr. Cooper, Mr. Ruvane and Mr. Sharrock. Mr. Ruvane and Mr. Sharrock were not at any time during fiscal 1998 or at any other time an officer or employee of Intercardia. Dr. Cooper served as President and Chief Executive Officer of Intercardia from March 1994 to January 1995. From February 1996 to May 1998, Mr. Duncan, President, Chief Executive Officer and a director of Intercardia, was also Vice Chairman of the Board of Directors of Transcell, of which Dr. Cooper, a member of Intercardia's Compensation Committee, was the Chairman and the acting President and Chief Executive Officer. Although Dr. Cooper and Mr. Duncan received options to purchase common stock of Transcell, neither individual received cash compensation for his services as an executive officer or director of Transcell. No other executive officer of Intercardia serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board of Directors of Intercardia or the Compensation Committee.

PERFORMANCE GRAPH

     The following graph shows a three-year (1) comparison of cumulative total stockholder returns (2) for Intercardia, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on February 1, 1996 (the date of Intercardia's IPO) in each of Intercardia's Common Stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market.

                   2/1/96         9/30/96        9/30/97        9/30/98
                   ------         -------        -------        -------
ITRC                 100            165            150             27
Pharmaceuticals      100             95            106             92
NASDAQ               100            117            160            164

---------
(1) Indicates comparison of total return for all of fiscal 1998 and 1997 and solely for that period of fiscal 1996 (February 1, 1996 - September 30,
    1996) during which Intercardia's Common Stock was registered under Section 12 of the Exchange Act.

(2) Total return assumes reinvestment of dividends. Total returns for the Nasdaq Stock Market and the Nasdaq Pharmaceuticals Stocks indices are weighted based on market capitalization.

CERTAIN TRANSACTIONS

     At September 30, 1998, Interneuron owned 61.9% of the outstanding Common Stock of Intercardia. Intercardia has agreed to offer Interneuron the right to purchase shares of Common Stock at fair market value, if necessary to provide Interneuron's equity ownership in Intercardia does not fall below 51.0%. Intercardia and Interneuron have entered into an intercompany services agreement which provides, among other things, for Intercardia to adopt certain policies and procedures and for Interneuron to include Intercardia and its employees in certain employee benefit programs administered by Interneuron, at cost, and to provide research and development services to Intercardia upon request, on a cost plus basis. Because Intercardia has its own research and development staff, Intercardia has not utilized Interneuron's research and development services during the past three years. As of September 30, 1998, the Company owed Interneuron $1,865,000 from advances by Interneuron to the Company. Intercardia and Interneuron entered into a tax allocation agreement to provide, among other things, for the payment of tax liabilities and entitlement to tax refunds and the allocation of responsibility and the providing of cooperation in the filing of tax returns. Also, Interneuron has guaranteed certain of Intercardia's equipment and facility leases. Intercardia has adopted a policy that all transactions between Intercardia and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Intercardia and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Intercardia than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by Intercardia to its executive officers, directors or other affiliates be for bona fide business purposes only.

     Interneuron will continue to have substantial influence in the election of directors of Intercardia and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of Intercardia's assets. Interneuron's ownership of a substantial block of Intercardia's voting stock could have the effect of delaying or preventing sales of additional securities of Intercardia or a sale of Intercardia or other change of control supported by the other stockholders of Intercardia. In addition, Intercardia may be subject to various risks arising from Interneuron's influence over Intercardia, including conflict of interest relating to new business opportunities that could be pursued by Intercardia or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required.

     In May 1998, Intercardia acquired all of the outstanding stock of Transcell in a merger of Transcell with and into Intercardia and also acquired certain related technology rights held by Interneuron in exchange for Intercardia Common Stock with an aggregate market value of $14,200,000. In addition, Intercardia issued replacement stock options and warrants to purchase 241,705 shares and 17,783 shares, respectively, of Intercardia Common Stock to Transcell employees consultants and warrant holders, with a total estimated value of $1,507,000. Prior to the Transcell Merger, Transcell was a majority-owned subsidiary of Interneuron. Under the terms of the Agreement and Plan of Merger between Intercardia, Transcell and Interneuron dated March 2, 1998, Transcell stockholders will receive Intercardia Common Stock in three installments. The first installment of 320,151 shares was issued upon closing the transaction on May 8, 1998 (the "Closing"). The second and third installments will each consist of $3,000,000 of Intercardia Common Stock, as valued at each issuance date, and will be issued in August 1999 and February 2000. In exchange for certain license and technology rights held by Interneuron, and for Interneuron's continuing guarantee of certain of Transcell's lease obligations, Intercardia issued to Interneuron 174,672 shares of Intercardia Common Stock at Closing with a value of $3,000,000 and will pay Interneuron a royalty on net sales of certain products that may result from a Research Collaboration and Licensing Agreement originally entered into among Transcell, Interneuron and Merck & Co., Inc.

     In September 1994, Intercardia acquired 80.0% of the outstanding common stock of CPEC. The Company will incur additional charges to operations relating to the acquisition of CPEC in the event that certain milestones are achieved in the development and commercialization of bucindolol. The Company will be required to issue to the former CPEC stockholders shares of Interneuron's common stock upon achieving the milestones of filing a New Drug Application ( an "NDA") and receiving an approval letter (an "Approval Letter") from the U.S. Food and Drug Administration (the "FDA") to market bucindolol. Each additional payment would have a minimum and maximum charge to the Company of $750,000 and $1,875,000, respectively. The value of these additional shares was not included in the purchase price because their issuance is contingent upon achieving these milestone. In exchange for Interneuron providing such shares, Intercardia will pay Interneuron the value of such shares, either in cash or Intercardia Common Stock, at Intercardia's option. In the event the Company files an NDA for bucindolol, the Company expects it would recognize the expense immediately, and in the event an Approval Letter for bucindolol is received, the Company expects it would capitalize the amount and amortize it over the expected life of the product.

     In September 1996, Intercardia acquired an additional 0.1% of the outstanding common stock of CPEC for $350,000 and expensed the cost as in-process research and development. Interneuron owns the 19.9% of CPEC not owned by Intercardia.


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

Intercardia has a right of first refusal, expiring in September 1999, with respect to certain sales (registered or not) of CPEC stock by Interneuron.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To Intercardia's knowledge, there were no reports required under Section 16(a) of the Exchange Act that were not timely filed during the fiscal year ended September 30, 1998.


DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholders having proposals that they desire to present at next year's annual meeting of stockholders of Intercardia should, if they desire that such proposals be included in Intercardia's Proxy Statement relating to such meeting, submit such proposals in time to be received by Intercardia not later than October 4, 1999, or the proxies may exercise their discretionary authority to vote on the proposal notwithstanding that the stockholders did not receive notice of the proposal. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Intercardia, Inc., P.O. Box 14287, Research Triangle Park, North Carolina 27709.


OTHER MATTERS

     The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgement of the person or persons acting thereunder.


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